Exhibit 99.1

InPhonic Names Wireless Industry Expert and Wall Street Veteran

Blake Bath to Board of Directors

Washington, D.C. – October 13, 2006 – InPhonic, Inc. (NASDAQ: INPC), a leading online seller of wireless services and products, today named top-ranked wireless analyst and Wall Street veteran Blake Bath to its Board of Directors.

Bath most recently served as a Managing Director and senior equity research analyst for Lehman Brothers. He was the firm’s lead analyst covering Wireless and Wireline Telecommunications Services. Since 2002, Bath has been one of the top-ranked analysts on Institutional Investor’s All America Research Team and his research efforts have received wide acclaim throughout the investment community.

“We are very excited that Blake is joining the InPhonic Board. His broad experience as a wireless analyst and his years on Wall Street will be a great asset to the company, “said David A. Steinberg, InPhonic’s Chairman and CEO. “He is a great complement to our already deeply committed and experienced Board of Directors.”

Prior to joining Lehman Brothers in 1996, Bath was the primary telecommunications analyst at Sanford C. Bernstein from 1992 to 1996. He was also an analyst in the Strategic Planning and Corporate Finance organizations at MCI Communications from 1989 to 1992. Blake received a master of business administration degree from Columbia University and a bachelor of science degree in chemical engineering from the University of Michigan.

Separately Steinberg added, “With deep appreciation, we accepted Jay Hoag’s resignation from our Board effective today. Jay has been a great partner to InPhonic and we will be forever grateful for the instrumental role he played in the company’s evolution. We wish him all the best.”

About InPhonic

Headquartered in Washington, D.C., InPhonic, Inc. (NASDAQ:INPC) is a leading online seller of wireless services and products. InPhonic sells these services and devices through websites that it creates and manages for online businesses, national retailers, member-based organizations and associations under their own brands. InPhonic also operates Wirefly (www.wirefly.com), a leading one-stop comparison mobile phones and wireless plans shopping site that has been awarded “Best of the Web” by Forbes magazine and “Best in Overall Customer Experience” by Keynote Performance Systems. InPhonic also delivers a full range of MVNO and mobility solutions to enterprise clients through its Mobile Virtual Network Enablement (MVNE) platform. Among many awards in its history, InPhonic holds the distinction as #1 Company of the Year on the INC. 500 for 2004. For more information on the company, its products and services, visit the InPhonic Corporate Web site at www.inphonic.com. INPCG.

“Safe Harbor” Statement - Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by the Company. This press release and statements are current as of the date of the individual announcements and the Company undertakes no obligation to publicly release any revisions to any forward-looking statement to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events.

Contact:

InPhonic, Inc.

Tripp Donnelly

Vice President

Corporate Communications

(202) 333-0001

tdonnelly@inphonic.com